Exhibit 99.1

News Release

Media Contact	Investor Relations Contact

John Sahlberg	Wayne Rancourt
Office (208) 384-6451	Office (208) 384-6073

For Immediate Release: April 9, 2013

BOISE CASCADE COMPANY ANNOUNCES LAUNCH OF EXCHANGE OFFER FOR ITS 6 3/8% SENIOR NOTES DUE 2020

BOISE, Idaho – Boise Cascade Company (NYSE: BCC) (“Boise Cascade”) today announced that it has commenced an offer to exchange any and all of its outstanding $250,000,000 aggregate principal amount of 6 3/8% Senior Notes due 2020 (the “Outstanding Notes”) for a like principal amount of new 6 3/8% Senior Notes due 2020 (the “Exchange Notes”). The exchange offer has been registered under the Securities Act of 1933, as amended (the “Securities Act”) pursuant to an effective registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission. The Outstanding Notes were originally issued on October 22, 2012 in a private placement exempt from the registration requirements of the Securities Act. Holders of Outstanding Notes may exchange them for an equal principal amount of Exchange Notes.

Terms of the Exchange Notes are substantially identical to those of the Outstanding Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the Exchange Notes.  The exchange offer is being conducted to satisfy Boise Cascade’s obligations under the terms of the registration rights agreement entered into in connection with the issuance of the Outstanding Notes, and does not represent a new financing transaction. Boise Cascade will not receive any proceeds from the exchange offer.

The exchange offer will expire at 11:59 p.m., New York City time, on May 7, 2013, unless extended or terminated. Tenders of Outstanding Notes must be properly made before the exchange offer expires and may be withdrawn at any time before the exchange offer expires by following the procedures set forth in the prospectus pertaining to the exchange offer.

The exchange offer prospectus and the related transmittal materials may be obtained from the exchange agent, U.S. Bank National Association, at the following address:

By Mail, Hand Delivery or Overnight Courier:	For Facsimile Transmission (for Eligible Institutions Only):
U.S. Bank National Association	(651) 466-7372
60 Livingston Avenue	Confirm by Telephone:
St. Paul, Minnesota 55107	(800) 934-6802
Attention: Specialized Finance Department

For Information Call:

(800) 934-6802

This press release is for informational purposes only and is not an offer to sell or the solicitation of an offer to buy any security. The exchange offer is made solely pursuant to the prospectus dated April 9, 2013 and the related letter of transmittal.

About Boise Cascade

Boise Cascade is a large vertically-integrated wood products manufacturer and building materials distributor with widespread operations in the United States and Canada. Boise Cascade is headquartered in Boise, Idaho.